SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2003 (October 10, 2003)

LBI MEDIA, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

333-100330	95-4668901

(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue, Burbank, California	91504

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events and Regulation FD Disclosure.

On October 10, 2003, our parent, LBI Media Holdings, Inc., issued approximately $68.4 million aggregate principal amount at maturity of 11% Senior Discount Notes due 2013. The notes were sold at 58.456% of principal amount at maturity, resulting in gross proceeds of approximately $40.0 million and net proceeds of approximately $38.8 million after certain transaction costs. Our parent contributed all of the net proceeds to us, which we used to repay our indebtedness outstanding under our senior credit facility.

No cash interest will accrue on the notes prior to October 15, 2008, and instead, the accreted value of each note will increase until such date. The notes will begin to accrue cash interest at a rate of 11% per annum commencing October 15, 2008, and our parent will pay cash interest thereafter semiannually on April 15 and October 15 of each year, commencing on April 15, 2009; provided, however, that on any interest payment date prior to October 15, 2008, our parent may make a cash interest election, in which case the outstanding principal amount at maturity of each note will, on such interest payment date, be reduced to the accreted value of such note as of such interest payment date, and cash interest (accruing at a rate of 11% per annum from the cash interest election date) will be payable with respect to such note on each interest payment date thereafter. The notes will mature on October 15, 2013.

The notes are senior unsecured obligations and rank equally with all of our parent’s future unsecured senior indebtedness. The notes are structurally subordinated to all indebtedness and other liabilities of us and our subsidiaries, including our senior credit facility and 10 1/8% senior subordinated notes due 2012.

Our parent may redeem the notes on or after October 15, 2008 at certain specified redemption prices. Prior to October 15, 2006, our parent may also redeem up to 40% of the notes with the proceeds of equity offerings. Holders may require our parent to purchase the notes upon a change of control.

Our parent has agreed to file an exchange offer registration statement or, under specified circumstances, a shelf registration statement pursuant to a registration rights agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on October 13, 2003.

LBI MEDIA, INC.

By:	/s/ BRETT ZANE
Brett Zane Chief Financial Officer